Exhibit 99.1

Acorn Energy Completes Sale of CoaLogix to Energy Capital Partners

Montchanin, DE (August 31, 2011) – Acorn Energy, Inc. (Nasdaq: ACFN), an energy technology holding company, today announced it has completed the sale of its CoaLogix, Inc. subsidiary for $101 million (before certain adjustments) to funds managed by Energy Capital Partners, a private equity firm focused on the energy infrastructure industry with approximately $7 billion under management.  Acorn Energy owned approximately 65% of CoaLogix on a fully diluted basis, with the balance held by EnerTech Capital and CoaLogix management.  Acorn’s gross proceeds from the sale of CoaLogix are $61.9 million, or $3.53 per outstanding Acorn share.  Acorn anticipates that its taxes on income for 2011, after giving effect to the transaction, will not exceed $5 million.

John A. Moore, Chairman, President and Chief executive officer of Acorn Energy commented: “With the successful completion of the sale of CoaLogix, we look forward to writing the next exciting chapter of shareholder value-creation at Acorn.“

 UBS Investment Bank acted as exclusive financial advisor to CoaLogix.

 Merriman Capital, Inc. advised Acorn Energy in connection with the transaction.

About Acorn Energy, Inc.
Acorn Energy, Inc. is a holding company focused on technology driven solutions for energy infrastructure asset management.  Our three businesses in which we have controlling interests, improve the world's energy infrastructure by making it more secure by providing security solutions for underwater energy infrastructure (DSIT), more reliable by providing condition monitoring instruments for critical assets on the electric grid (GridSense) and more productive and efficient by increasing oil and gas production while lowering costs through use of ultra-high sensitive seismic tools for more precise pinpointing of oil and gas reservoirs (US Seismic). For more information visit www.acornenergy.com.

Investor Contact:
Paul G. Henning
Cameron Associates
(212) 554-5462
Paul@cameronassoc.com